News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2021 SECOND QUARTER RESULTS
Net Sales +8%; Organic Sales +8%;
Diluted Net EPS $1.47, +4% vs. prior year; Core EPS $1.64, +15% vs. prior year
RAISES SALES, EARNINGS, ADJUSTED FREE CASH FLOW PRODUCTIVITY
AND CASH RETURN GUIDANCE

CINCINNATI, January 20, 2021 - The Procter & Gamble Company (NYSE:PG) reported second quarter fiscal year 2021 net sales of $19.7 billion, an increase of eight percent versus the prior year. Excluding the net impacts of foreign exchange, acquisitions and divestitures, organic sales also increased eight percent. Diluted net earnings per share were $1.47, an increase of four percent versus the prior year. Core EPS was $1.64, an increase of 15% versus the prior year. Currency-neutral core EPS increased 18% versus the prior year.

Operating cash flow was $5.4 billion for the quarter. Adjusted free cash flow productivity was 113%. The Company returned $5 billion of cash to shareholders via $2 billion of dividend payments and $3 billion of common stock repurchases.

“We delivered another strong quarter of results across all key measures – top line, bottom line and cash,” said David Taylor, Chairman, President and Chief Executive Officer. “We remain focused on executing our strategies of superiority, productivity, constructive disruption and improving P&G’s organization and culture. These strategies enabled us to build strong business momentum before the COVID crisis, accelerated our progress in calendar year 2020 and remain the right strategies to deliver balanced growth and value creation over the long term.”

October - December Quarter Discussion
Net sales in the second quarter of fiscal year 2021 were $19.7 billion, an eight percent increase versus the prior year. Organic sales, which excludes the impacts of foreign exchange, acquisitions and divestitures, also increased eight percent, driven by a five percent increase in shipment volume, one percentage point of increased pricing and two percentage points of positive mix impact. Positive mix was driven by the disproportionate growth of the higher-priced Home Care and Appliances categories and the North America region. Foreign exchange had no net impact to net sales for the quarter.

October - December 2020	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	2%	1%	2%	1%	—%	6%	2%	5%
Grooming	4%	(1)%	1%	1%	—%	5%	4%	6%
Health Care	4%	—%	1%	4%	—%	9%	4%	9%
Fabric & Home Care	7%	—%	1%	4%	—%	12%	7%	12%
Baby, Feminine & Family Care	4%	—%	2%	—%	—%	6%	4%	6%
Total P&G	5%	—%	1%	2%	—%	8%	5%	8%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
•Beauty segment organic sales increased five percent versus year ago. Skin and Personal Care organic sales increased mid-single digits primarily driven by innovation, increased pricing and positive mix impact of premium Olay Skin Care and Safeguard hand soap and hand sanitizer launches. Hair Care organic sales increased mid-single digits led by strong demand and retail execution in Greater China and increased pricing.
•Grooming segment organic sales increased six percent versus year ago. Appliances organic sales increased more than 20% due to increased demand for at-home shaving and styling products and innovation. Shave Care organic sales increased low single digits driven by innovation and devaluation-related pricing, partially offset by category contraction due to the pandemic and negative geographic mix impact.
•Health Care segment organic sales increased nine percent for the quarter. Oral Care organic sales increased double digits, with high single digits or higher growth in each region driven by innovation and positive mix impacts from the disproportionate growth of premium products. Personal Health Care organic sales increased mid-single digits primarily due to innovation, increased consumption, and increased pricing, partially offset by negative mix due to a decline in the sales of respiratory products driven by a lower than average incidence of cough, cold and flu this season.
•Fabric and Home Care segment organic sales increased 12% for the quarter. Fabric Care organic sales increased high single digits driven by innovations, incremental marketing spending, the disproportionate growth of premium forms like laundry unit dose and fabric enhancer beads and increased pricing. Home Care organic sales increased around 30% driven by increased consumer demand for home cleaning products during the pandemic, premium innovation and incremental marketing spending resulting in mid-single digits or higher growth in every region. Dish Care, Air Care and Surface Care each grew high teens or more.
•Baby, Feminine and Family Care segment organic sales increased six percent versus year ago. Baby Care organic sales increased low single digits primarily driven by mid-single digit growth in North America and devaluation-related price increases in certain regions, partially offset by category contraction in certain regions due to the pandemic and competitive activity. Feminine Care organic sales increased mid-single digits driven by positive product mix due to premium innovation growth in North America and Greater China and devaluation-related price increases in certain regions. Family Care organic sales increased double digits driven by consumption increases as consumers spend more time at home during the pandemic.

Diluted net earnings per share were $1.47, a four percent increase versus the prior year driven by the increase in net sales and an increase in operating margin, partially offset by charges for early debt extinguishment in the current period. Core earnings per share were $1.64, a 15% increase versus the prior year driven primarily by the increase in net sales and operating margin. Currency-neutral core earnings per share increased 18% for the quarter.

Reported gross margin increased 170 basis points versus the prior year reported gross margin. Reported gross margin increased 150 basis points versus the prior year core gross margin due to 20 basis points of non-core restructuring charges in the base period. Unfavorable foreign exchange negatively impacted gross margin by 50 basis points. On a currency-neutral basis, reported gross margin increased 200 basis points versus the prior year core gross margin driven by 180 basis points of productivity savings, 70 basis points of benefit from increased pricing and 30 basis points help from lower commodity costs, partially offset by 80 basis points of unfavorable product mix and other costs. Productivity savings include approximately 20 basis points of headwind from freight cost increases.

Selling, general and administrative expense (SG&A) as a percentage of sales decreased 90 basis points on a reported basis versus the prior year. SG&A as a percentage of sales decreased 100 basis points versus the prior year core SG&A due to lower non-core restructuring charges in the base period. Unfavorable foreign exchange negatively impacted SG&A by 10 basis points. On a currency-neutral basis, reported SG&A as a percentage of sales decreased 110 basis points versus the prior year core SG&A as 210 basis points of sales leverage benefit and 100 basis points of productivity savings from overhead and marketing expenses were partially offset by approximately 120 basis points of marketing reinvestments and approximately 80 basis points of inflation and other impacts.

Operating profit margin increased 260 basis points versus the base period reported operating margin. Operating profit margin increased 250 basis points versus the base period core operating margin due to 10 basis points of non-core restructuring charges in the base period. Unfavorable foreign exchange negatively impacted operating margins by approximately 60 basis points. On a currency-neutral basis, reported operating margin increased 310 basis points versus the prior year core operating margin, including total productivity cost savings of 280 basis points for the quarter.

Fiscal Year 2021 Guidance
P&G raised its outlook for fiscal 2021 all-in sales growth from a range of three to four percent to a range of five to six percent versus the prior fiscal year. The Company raised its outlook for organic sales growth from a range of four to five percent to a range of five to six percent. Foreign exchange is now expected to be roughly neutral to sales growth for the fiscal year.

The Company said it now expects fiscal 2021 GAAP diluted net earnings per share growth in the range of eight to ten percent versus fiscal 2020 GAAP EPS of $4.96. GAAP EPS guidance includes non-core charges for early debt retirement of $0.16 per share in fiscal 2021. P&G raised guidance for core earnings per share growth from a range of five to eight percent to a range of eight to ten percent versus fiscal 2020 core EPS of $5.12. The Company said its current outlook includes headwinds of approximately $100 million after-tax from foreign exchange impacts and $100 million after-tax from higher freight costs. The outlook also includes an estimated $150 million after tax headwind for the combined impacts of higher interest expense and lower interest income. The Company now expects commodity cost impact to be neutral versus the previous fiscal year.

The Company is not able to reconcile its forward-looking non-GAAP cash flow measure without unreasonable efforts because the Company cannot predict the timing and amounts of discrete cash items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results. The Company now estimates fiscal 2021 adjusted free cash flow productivity to be in the range of 95% to 100%.

P&G expects to pay approximately $8 billion in dividends in fiscal 2021. The Company increased its outlook for common stock repurchase from a range of $7 billion to $9 billion to up to $10 billion in fiscal 2021. Combined, P&G now plans to return around $18 billion of cash to shareowners in this fiscal year.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters, acts of war or terrorism, or disease outbreaks; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information and operational technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s exit from the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, labor and employment, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; and (17) the ability to successfully manage the demand, supply, and operational challenges associated with a disease outbreak, including epidemics, pandemics, or similar widespread public health concerns (including the novel coronavirus, COVID-19, outbreak). For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K/A, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at http://www.pg.com/news.
#    #    #
P&G Media Contacts:

Erica Noble, 513.271.1793
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended December 31
	2020	2019	% Chg
NET SALES	$19,745	$18,240	8%
Cost of products sold	9,253	8,869	4%
GROSS PROFIT	10,492	9,371	12%
Selling, general and administrative expense	5,112	4,889	5%
OPERATING INCOME	5,380	4,482	20%
Interest expense	(143)	(100)	43%
Interest income	9	36	(75)%
Other non-operating income/(expense), net	(369)	114	(424)%
EARNINGS BEFORE INCOME TAXES	4,877	4,532	8%
Income taxes	990	789	25%
NET EARNINGS	3,887	3,743	4%
Less: Net earnings attributable to noncontrolling interests	33	26	27%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,854	$3,717	4%

EFFECTIVE TAX RATE	20.3%	17.4%

NET EARNINGS PER SHARE (1)
Basic	$1.53	$1.47	4%
Diluted	$1.47	$1.41	4%

DIVIDENDS PER COMMON SHARE	$0.7907	$0.7459
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,615.4	2,630.1

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	53.1%	51.4%	170
Selling, general and administrative expense	25.9%	26.8%	(90)
Operating income	27.2%	24.6%	260
Earnings before income taxes	24.7%	24.8%	(10)
Net earnings	19.7%	20.5%	(80)
Net earnings attributable to Procter & Gamble	19.5%	20.4%	(90)
(1)Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended December 31, 2020
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago
Beauty	$3,806	6%	$1,196	12%	$955	11%
Grooming	1,735	5%	537	9%	452	10%
Health Care	2,746	9%	830	13%	655	15%
Fabric & Home Care	6,498	12%	1,599	25%	1,250	28%
Baby, Feminine & Family Care	4,858	6%	1,352	26%	1,044	27%
Corporate	102	N/A	(637)	N/A	(469)	N/A
Total Company	$19,745	8%	$4,877	8%	$3,887	4%

	Three Months Ended December 31, 2020
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	2%	2%	1%	2%	1%	—%	6%
Grooming	4%	4%	(1)%	1%	1%	—%	5%
Health Care	4%	4%	—%	1%	4%	—%	9%
Fabric & Home Care	7%	7%	—%	1%	4%	—%	12%
Baby, Feminine & Family Care	4%	4%	—%	2%	—%	—%	6%
Total Company	5%	5%	—%	1%	2%	—%	8%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Six Months Ended December 31
Amounts in millions	2020	2019
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$16,181	$4,239
OPERATING ACTIVITIES
Net earnings	8,195	7,360
Depreciation and amortization	1,342	1,400
Loss on early extinguishment of debt	512	—
Share-based compensation expense	254	202
Deferred income taxes	145	(549)
Gain on sale of assets	(14)	(13)
Changes in:
Accounts receivable	(462)	(257)
Inventories	(217)	(533)
Accounts payable, accrued and other liabilities	312	958
Other operating assets and liabilities	(14)	(55)
Other	110	20
TOTAL OPERATING ACTIVITIES	10,163	8,533
INVESTING ACTIVITIES
Capital expenditures	(1,417)	(1,684)
Proceeds from asset sales	39	15
Acquisitions, net of cash acquired	—	(54)
Proceeds from sales and maturities of investment securities	—	6,151
Change in other investments	—	1
TOTAL INVESTING ACTIVITIES	(1,378)	4,429
FINANCING ACTIVITIES
Dividends to shareholders	(4,055)	(3,855)
Reductions in short-term debt	(3,418)	(68)
Additions to long-term debt	2,429	—
Reductions to long-term debt (1)	(4,220)	(1,546)
Treasury stock purchases	(5,008)	(6,504)
Impact of stock options and other	1,101	1,060
TOTAL FINANCING ACTIVITIES	(13,171)	(10,913)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	146	(9)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(4,240)	2,040
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$11,941	$6,279
(1)Includes early extinguishment of debt costs of $512 during the six months ended December 31, 2020.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	December 31, 2020	June 30, 2020
Cash and cash equivalents	$11,941	$16,181
Accounts receivable	4,819	4,178
Inventories	5,957	5,498
Prepaid expenses and other current assets	1,938	2,130
TOTAL CURRENT ASSETS	24,655	27,987
Property, plant and equipment, net	21,416	20,692
Goodwill	41,381	39,901
Trademarks and other intangible assets, net	23,864	23,792
Other noncurrent assets	8,796	8,328
TOTAL ASSETS	$120,112	$120,700

Accounts payable	$12,027	$12,071
Accrued and other liabilities	11,131	9,722
Debt due within one year	8,586	11,183
TOTAL CURRENT LIABILITIES	31,744	32,976
Long-term debt	22,514	23,537
Deferred income taxes	6,073	6,199
Other noncurrent liabilities	11,241	11,110
TOTAL LIABILITIES	71,572	73,822
TOTAL SHAREHOLDERS' EQUITY	48,540	46,878
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$120,112	$120,700

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's January 20, 2021 earnings release and the reconciliation to the most closely related GAAP measures. We believe that these measures provide useful perspective on underlying business results and trends (i.e., trends excluding non-recurring or unusual items) and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental Restructuring: The Company has historically had an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. Beginning in 2012, the Company has had a strategic productivity and cost savings initiative that resulted in incremental restructuring charges. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs. In fiscal 2021 and onwards, the Company expects to incur restructuring costs within our historical ongoing level.
Early debt extinguishment charges: In the three months ended December 31, 2020, the Company recorded after tax charges of $427 million ($512 million before tax), due to early extinguishment of certain long-term debt. These charges represent the difference between the reacquisition price and the par value of the debt extinguished.
We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.
Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. This measure is also used when evaluating senior management in determining their at-risk compensation.
Currency-neutral Core EPS growth: Currency-neutral Core EPS growth is a measure of the Company's Core EPS growth versus the prior period excluding the incremental current year impact of foreign exchange. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time.
Free cash flow: Free cash flow is defined as operating cash flow less capital spending. Free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of free cash flow to net earnings excluding the charges for early debt extinguishment (which are not considered part of our ongoing operations). Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
	Three Months Ended December 31, 2020				Three Months Ended December 31, 2019
	AS REPORTED (GAAP)	EARLY DEBT EXTINGUISHMENT	ROUNDING	NON-GAAP (CORE)	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING (2)	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$9,253				$8,869	$(42)	$—	$8,827
GROSS PROFIT	10,492				9,371	42	—	9,413
GROSS MARGIN	53.1%				51.4%	0.2%	—%	51.6%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	5,112				4,889	25	—	4,914
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	25.9%				26.8%	0.1%	—%	26.9%
OPERATING INCOME	5,380				4,482	17	—	4,499
OPERATING PROFIT MARGIN	27.2%				24.6%	0.1%	—%	24.7%
NET EARNINGS ATTRIBUTABLE TO P&G	3,854	427	—	4,281	3,717	17	1	3,735

				CORE EPS				CORE EPS
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.47	$0.16	$0.01	$1.64	$1.41	$0.01	$—	$1.42
	CURRENCY IMPACT TO CORE EARNINGS			$0.03
	CURRENCY-NEUTRAL CORE EPS			$1.67
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,615.4
COMMON SHARES OUTSTANDING - DECEMBER 31, 2020	2,462.5
(1)Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.
(2)While total restructuring costs exceeded the historical ongoing level, total restructuring costs included within SG&A for this period were below the historical ongoing level. Accordingly, the non-GAAP adjustment for the SG&A line item adds costs to the comparable GAAP number.

CHANGE VERSUS YEAR AGO
GROSS MARGIN (1)	150	BPS
SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES (1)	(100)	BPS
OPERATING PROFIT MARGIN (1)	250	BPS
CORE EPS	15%
CURRENCY-NEUTRAL CORE EPS	18%
(1)Change versus year ago is calculated based on As Reported (GAAP) values for the three months ended December 31, 2020 versus the Non-GAAP (Core) values for the three months ended December 31, 2019.

Organic sales growth:

October - December 2020	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	6%	(1)%	—%	5%
Grooming	5%	1%	—%	6%
Health Care	9%	—%	—%	9%
Fabric & Home Care	12%	—%	—%	12%
Baby, Feminine & Family Care	6%	—%	—%	6%
Total P&G	8%	—%	—%	8%
(1)Acquisitions/Divestiture impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2021 (Estimate)	+5% to +6%	-	+5% to +6%
(1)Acquisitions/Divestiture impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS growth:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2021 (Estimate)	+8% to +10%	-	+8% to +10%
(1)Includes net impact of prior year incremental non-core restructuring charges and early debt extinguishment charges in FY2021.
Free cash flow (dollar amounts in millions):

Three Months Ended December 31, 2020
Operating Cash Flow	Capital Spending	Free Cash Flow
$5,424	$(567)	$4,857
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended December 31, 2020
Free Cash Flow	Net Earnings	Early Debt Extinguishment Charges	Net Earnings Excluding Adjustments	Adjusted Free Cash Flow Productivity
$4,857	$3,887	$427	$4,314	113%